AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 3rd th day of September, 1997, by and between VALUE STORAGE, LTD., a Texas limited partnership ("Purchaser"), and BALCOR/COLONIAL STORAGE INCOME FUND - 85, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1.   PURCHASE AND SALE.

     1.1. Purchaser agrees to purchase and Seller agrees to sell at the price of Fifty-Nine Million Seven Hundred Fifty Thousand and No/100 Dollars ($59,750,000.00) (the "Purchase Price"), those certain sixty-nine (69) mini-warehouse facilities commonly described in Exhibit A attached hereto and legally described in Exhibit B attached hereto (collectively, the "Real Properties" and individually a "Real Property") and the "Personal Property" (hereinafter defined), together with the personal property located on the Real Properties. Each Real Property shall include all of Seller's right, title and interest in and to all of the following:

          a. all easements, covenants and other rights appurtenant, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Real Property;

          b. to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the Real Property;

          c. all leases, prepaid rents and security deposits, if any, in respect of any Real Property in which Seller holds an interest as a landlord for the use and occupancy of all or any part of the Real Property ("Leases");

          d. all "Service Contracts" (as hereinafter defined); and

          e. all engineering reports, surveys and architectural plans, if any.

     1.2.  Included in the Purchase Price are all signs, signage, gates, fences, alarms, other security devices, machinery, equipment, desks, chairs, office furniture, furnishings, computers, books, records (other than computer software), computer data bases, phone numbers, appliances, utility deposits, tools, lawn mowers, personal property warranties and other personalty located on each Real Property and used or useable in the operation and maintenance of the Property which is now owned or which is hereafter acquired by the Seller between the date of the execution of this Agreement and the Closing Date (the "Personal Property"). Seller shall deliver to Purchaser within twenty (20)
days after the date hereof a schedule of the Personal Property on a per
Property basis. Each Real Property and the Personal Property located at such Real Property shall be referred to individually as a "Property" and all of such real property and personal property shall be collectively referred to as the "Properties".
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2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. On or before the "Title Waiver Date" (as hereinafter defined) the sum of Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00) (the "Original Earnest Money") to be held in escrow in accordance with the provisions of the Escrow Agreement ("Earnest Money Escrow Agreement") attached hereto as Exhibit C.

     2.2. On or before November 1, 1997, the sum of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) (the "Additional Earnest Money"; the Original Earnest Money, together with the Additional Earnest Money, if any, shall hereinafter be referred to as the "Earnest Money") to be held in escrow in accordance with the provisions of the Earnest Money Escrow Agreement.

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

     2.4. Within thirty (30) days after the date hereof, Purchaser and Seller shall agree upon an allocation of the Purchase Price among each Property (the "Schedule Price") and an allocation of the Schedule Price for each Property among the following categories: (i) land, (ii) improvements, (iii) Personal Property, (iv) intangibles and (v) Leases and plans and specifications (the "Property Breakdown Schedule"). The parties agree not to take an income tax reporting position inconsistent with the Schedule Price and Property Breakdown Schedule and such covenant shall survive the Closing and recording of the Deeds. The parties to this Agreement further acknowledge that the Schedule Price of each Property shall be used for determining any transfer, filing, deed, stamp, documentary and other such fees and taxes.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Seller has delivered an ALTA or comparable title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation (the "Initial Title Insurer"), as agent for First American Title Insurance Company for each Real Property (the "Title Commitments"), and copies of all documents of record creating exceptions to coverage ("Documents of Record"). At the request of Purchaser, the Title Commitments are being purchased and assumed by American Title Corporation (the "Title Insurer"), a subsidiary and agent for Lawyers Title Insurance Company. For purposes of this Agreement, "Permitted Exceptions" as to each of the Real Properties shall mean:
(a) general real estate taxes, association assessments, special district taxes and related charges not yet due and payable (which shall be prorated as hereinafter specified); (b) matters caused by the actions of Purchaser; (c) the Leases; and (d) those matters affecting title to the Real Properties which are not established as "Unpermitted Exceptions" (as hereinafter defined) by Purchaser pursuant to Paragraph 5.2 herein. The Title Commitments shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy for the respective Real Property, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall
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deliver to Purchaser an ALTA or comparable title policy for the Real Properties in amounts equal to the Schedule Price of each Real Property in conformance with the Title Commitments, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller shall pay for costs of the Title Commitments, Title Policies, and extended coverage on the Title Policies which would have been charged by Initial Title Insurer, and Purchaser shall pay for the cost of any additional endorsements to, or extended coverage on, the Title Policies, and any costs of the Title Commitments, Title Policies and extended coverage on the Title Policies which exceed the costs that would have been charged by Initial Title Insurer, and a cancellation fee to Initial Title Insurer equal to $150.00 per Property plus reasonable expenses.

     3.2. Purchaser has received a current survey of all the Real Properties (the "Updated Surveys"). Seller will cause the surveyors to recertify the Updated Surveys to Purchaser and Purchaser's lender prior to Closing. Seller shall pay for the costs of preparing the Updated Surveys.

4.   PAYMENT OF CLOSING COSTS.

     In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deeds" (hereinafter defined), the recording costs, and all other stamps, intangible, transfer, documentary, recording, sales tax, personal property tax and surtax imposed by any governmental authority with reference to any other sale documents delivered in connection with the sale of the Properties to Purchaser or otherwise imposed in connection with the sale of the Properties to Purchaser (other than any such costs in connection with any financing utilized by Purchaser).

5.   CONDITION OF TITLE.

     5.1. Subject to the terms of Paragraphs 5.2, 5.3, 5.4 and 5.5, Seller agrees to convey to Purchaser marketable fee simple title to each Real Property without defect and free and clear of all liens, encumbrances, easements, tenancies, covenants, restrictions, reservations, conditions and other exceptions to title by a special warranty deed (individually a "Deed" and collectively the "Deeds") in recordable form (and in the form set forth in Exhibit E attached hereto except for those modifications necessary for compliance with state requirements), subject to the respective Permitted Exceptions and Unpermitted Exceptions waived or accepted by Purchaser in accordance with the terms hereof.

     5.2. Purchaser shall have until 5:00 p.m. Chicago time on September 12, 1997 to examine the Title Commitments, Updated Surveys and the Documents of Record (the "Title Review Period"). Purchaser shall notify Seller ("Unpermitted Exception Notice") in writing no later than 5:00 p.m. Chicago time on the last day of the Title Review Period whether any "Unpermitted Exceptions" (as hereinafter defined) are disclosed in the Title Commitments or
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Updated Surveys as determined by Purchaser in its commercially reasonable discretion. Failure to raise any Unpermitted Exceptions on or before 5:00 p.m. Chicago time on the last day of the Title Review Period shall be deemed a waiver of any such matter by Purchaser. As used herein, the term "Unpermitted Exception" shall mean with respect to any Real Property (provided the same is not caused by the actions of Purchaser):

     (a) Any building encroachment or sign encroachment (i) on real estate not owned by Seller, (ii) on a setback line, (iii) in violation of a binding easement burdening the Real Property, or (iv) by a structure not owned by Seller onto the Real Property;

     (b) Any defect in the Seller's chain of title which prevents Seller from being able to convey marketable title to any Real Property in fee simple at Closing under the laws of the state in which the Real Property is located;

     (c) Any easement which burdens a Real Property such that access or use is materially compromised (for example, easement under a structure);

     (d) Any lack of access or easements necessary to operate a Real Property as a self-storage facility in the manner in which said Real Property has been operated by Seller prior to Closing;

     (e) Any liens for the payment of money other than those matters set forth in Paragraph 3.1(a) herein; provided, however, mortgages and deeds-of-trust shall not be the subject of Paragraph 5.3 but shall be addressed in Paragraph
5.4 herein;

     (f)  Lack of contiguity of any parcels constituting a Real Property; and

     (g) (i) the failure to be in conformance with the then applicable local zoning codes, (ii) the failure to be a nonconforming use or have the status equivalent to a "non-conforming use" and (iii) the existence of an order by the applicable local jurisdiction which would cause a material interference with its existing use (other than disclosed in Paragraph 18 herein).

     5.3. If Purchaser establishes any Unpermitted Exception in accordance with the terms set forth in Paragraph 5.2 herein, Seller and Purchaser shall use good faith efforts to mutually resolve all such Unpermitted Exceptions on or before September 17, 1997 (the "Title Waiver Date"). During such period, the parties shall ascertain the "Title Costs" (hereinafter defined). If the Title Insurer is willing to insure over the Unpermitted Exceptions or if the Unpermitted Exceptions can be cured with the payment of money, then the amount required to cure or remove the Unpermitted Exceptions or to cause the Title Insurer to insure over the Unpermitted Exceptions shall be referred to as the "Title Costs". Seller agrees to bear the responsibility for such Title Costs which do not exceed $100,000.00 in the aggregate. If the Title Costs exceed $100,000.00 in the aggregate, then Seller shall have the right (but not the obligation) to give Purchaser a credit, at Closing, against the Purchase Price equal to the Title Costs. To the extent the parties are unable to reach a mutually satisfactory resolution as to all Unpermitted Exceptions, either party may terminate this Agreement by written notice to the other party on or before
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the Title Waiver Date (a "Title Termination Notice").  Notwithstanding the
foregoing, if all Unpermitted Exceptions are addressed through a credit against the Purchase Price in the amount of the Title Costs (requiring written notice from Seller on or before the Title Waiver Date accepting such liability), then neither party shall have the right to terminate this Agreement. In the event either party elects to terminate this Agreement pursuant to the Title Termination Notice, neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 hereof and as otherwise specifically set forth in this Agreement. In the absence of a Title Termination Notice on or before the Title Waiver Date or a written agreement between the parties as to the resolution of all Unpermitted Exceptions, the parties waive their right to terminate this Agreement pursuant to this Paragraph 5.3 and Purchaser shall accept title subject the Unpermitted Exceptions, receiving a credit against the Purchase Price for the Title Costs up to $100,000.00 in the aggregate (or any higher amount established pursuant to a written notice from Seller if the Title Costs exceed $100,000.00).

     5.4. Notwithstanding anything contained in this Agreement to the contrary, Seller agrees to cause any mortgages or deeds-of-trust securing an obligation for the payment of money set forth in the Title Commitments to be released from the Real Properties at or prior to the Closing at Seller's own cost and expense and Purchaser agrees that the proceeds of the Purchase Price may be used at the Closing for such purpose. With respect to any liens evidencing an obligation for the payment of money placed against a Real Property after the effective date of its respective Title Commitment (other than those set forth in Paragraph 3.1(b)) ("New Monetary Lien"), Seller shall not be obligated to convey title free and clear of such New Monetary Liens and close the transaction set forth herein, unless such New Monetary Liens were placed on the Real Property by reason of Seller's affirmative act (e.g., failure to pay just debts or obligations when due). If Seller elects not to remove such New Monetary Liens that are not required to be removed, Purchaser shall have the right to elect to terminate this Agreement by written notice to Seller within five (5) business days after receipt of Seller's determination respecting said New Monetary Lien. If Purchaser delivers written notice to Seller of its election to terminate in accordance with the preceding sentence, then this Agreement shall terminate and the Earnest Money, together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and as otherwise specifically set forth in this Agreement. If Purchaser fails to deliver written notice of its election to terminate on or before the expiration of the aforesaid five (5) business day period, Purchaser shall be obligated to consummate the transaction contemplated herein and take title to the Properties subject to the New Monetary Liens Seller was not required to remove without a reduction in the Purchase Price.

     5.5. If, prior to Closing, a date-down to the Title Commitment discloses any new Unpermitted Exception resulting from actions or documents dated after the date of each respective Title Commitment or resulting from actions or documents dated on or before the date of each Title Commitment which Initial
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Title Insurer rightfully could have raised as a exception to title on the date-down to such Title Commitment, Seller shall have the right, but not the obligation, within thirty (30) days from the date of the date-down to the Title Commitment and at Seller's expense, to bond over (in a manner acceptable to Purchaser), cure and/or have any new Unpermitted Exceptions removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said new Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the earlier of (a) the expiration of said thirty (30) day period and (b) notice from Seller that Seller has waived its right to cure the new Unpermitted Exception; provided, however, and notwithstanding anything contained herein to the contrary, if the new Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party), then Purchaser shall have the additional rights contained in Paragraph 12 hereof. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said new Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.5, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 5.5 shall not apply to New Monetary Liens, which are governed by the terms of Paragraph 5.4.

     5.6. Purchaser acknowledges that Seller has entered into that certain Agreement of Sale (the "Amsdell Agreement") by and between Seller and Acquiport/Amsdell I Limited Partnership, a Delaware limited partnership ("Amsdell"), dated June 16, 1997, as amended by that certain First Amendment to Agreement of Sale and Escrow Agreement dated August 6, 1997, whereby Seller agrees to sell the Real Properties to Amsdell, subject to the terms contained therein. Paragraph 8.2.1 of the Amsdell Agreement provides that if Balcor Storage Partners-85, an Illinois general partnership ("Balcor"), and Colonial Storage 85, Inc., a Texas corporation ("Colonial"), the general partners of Seller, determine in good faith that the recommendation to the limited partners of Seller of a competing offer to purchase the Real Properties is necessary to comply with their fiduciary duties to the limited partners of Seller, then Seller shall have the right to terminate the Amsdell Agreement. Purchaser acknowledges that Balcor did not solicit from Purchaser the offer to purchase the Real Properties. Balcor and Colonial have determined in good faith that if this Agreement has not been terminated on or before the Title Waiver Date, then Seller shall deliver notice to Amsdell terminating the Amsdell Agreement.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to any Property by fire or other casualty prior to the Closing Date, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property prior to the Closing Date or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty together with a credit for any deductible applicable to the claim relating to such insurance proceeds. Seller covenants to maintain at all times full replacement cost, all risk casualty insurance covering each of the Real Properties.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated or threatened which might result in the taking of any part of any Property or the taking or closing of any right of access to any Property, Seller shall immediately notify Purchaser of such occurrence. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings. Notwithstanding anything contained herein to the contrary, if Seller delivers notice of condemnation or eminent domain proceedings which are initiated or threatened between the date of this Agreement and the Closing Date, Purchaser shall have the right to participate in all settlement discussions and other conferences relating thereto involving the Seller.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon each of the Properties, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Properties, including a review of Leases located at each of the Properties, and to conduct and prepare such studies (including, without limitation, the "Environmental Reports" [hereinafter defined]), tests and surveys (the "Investigations") as Purchaser may deem reasonably necessary and appropriate. Since Purchaser has conducted certain of its investigations and tests prior to the execution of this Agreement, the definition of "Investigations" includes, without limitation, any and all tests and studies conducted by Purchaser or Purchaser's agents, architects, engineers, employees, contractors or surveyors prior to the execution of this Agreement at the Property. Seller has delivered, or shall deliver, as applicable, to Purchaser (a) unaudited year end 1995 and 1996 and year-to-date income statements for the Properties, (b) a rent roll for all Leases as described in Exhibit M, (c) a representative sample of the Leases (including all form exhibits, addenda, or attachments thereto, all form amendments thereof, all form guarantees thereof, (d) all utility bills for the twelve (12) months preceding this Agreement, if available, (e) tax bills and insurance bills from the Properties for 1996, (f) the standard form lease utilized by Seller at the Properties, (g) copies of all licenses and permits in Seller's possession relating to the Properties, (h) reports setting forth the dimensions of the units at each Property, to the extent in Seller's possession, and (i) plans and specifications for the Properties, to the extent in Seller's possession.

     All of the foregoing tests, investigations and studies to be conducted under Paragraphs 7.1 and 7.2 by Purchaser shall be at Purchaser's sole cost and expense, except as set forth herein to the contrary with respect to the Environmental Reports and Purchaser shall restore the Properties to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Properties. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     Although Seller is permitting Purchaser to perform the Investigations, under no circumstances whatsoever shall Purchaser have any right to terminate this Agreement or seek any adjustment in the Purchase Price or vary any terms of this Agreement based upon the findings of the Investigations, except solely as contained in Paragraphs 7.3 and 7.4.

     7.2. Seller has caused to be ordered a Phase I Environmental Report for each Property from ATC Associates, Inc. (the "Environmental Reports") and Seller shall provide to Purchaser such Environmental Reports to Purchaser no later than September 15, 1997. Seller agrees to pay for the costs of the Phase I Environmental Reports when such costs come due. If the Environmental Report recommends obtaining a Phase II Environmental Site Assessment (a "Phase II"), Seller shall pay for the cost of such Phase II, provided such Phase II is reasonably necessary and Seller approves the cost of such Phase II in its reasonable discretion. Seller makes no representation or warranty concerning the accuracy or completeness of the Environmental Reports. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Environmental Reports, or, including, without limitation, the matters set forth in the Environmental Reports, and the accuracy and/or completeness of the Environmental Reports. Furthermore, Purchaser acknowledges
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that it will be purchasing the Properties with all faults disclosed in the
Environmental Reports. In the event this Agreement is terminated for any reason, Purchaser shall promptly deliver to Seller copies of all studies, reports and investigations obtained by Purchaser in connection with its due diligence of the Properties, including, without limitation, the Environmental Reports. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.2 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

     7.3. Based on Purchaser's review of the Environmental Reports, if on or prior to October 15, 1997, Purchaser delivers to Seller the Notice (hereinafter defined) establishing, in accordance with Paragraph 7.5, any Environmental Material Defects (hereinafter defined) and the Aggregate Cost (hereinafter defined) of remedying the Environmental Material Defects is less than or equal to $500,000.00, then, at Closing, Seller shall deposit into an account with Title Insurer (the "Environmental Escrow"), in accordance with an escrow agreement among Seller, Purchaser and Title Insurer (the "Environmental Escrow Agreement") in the form of Exhibit O attached hereto, an amount equal to the Aggregate Costs.

     7.4. If on or prior to October 15, 1997, Purchaser delivers to Seller the Notice establishing, in accordance with Paragraph 7.5, the Aggregate Cost of remedying the Environmental Material Defects is greater than $500,000.00, then Seller shall have the right to elect, by written notice within twenty (20) days after receipt of the Notice, to either (a) terminate this Agreement (the "Termination Notice") in which case the Earnest Money deposited by Purchaser shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and as otherwise specifically set forth in this Agreement, or
(b) agree to deposit into the Environmental Escrow, at Closing, an amount equal to the Aggregate Cost for the Environmental Material Defects (the "Credit Notice") and Purchaser shall purchase the Properties subject to all the Environmental Material Defects. Failure of Seller to deliver a Termination Notice to Purchaser within the time period above provided shall be deemed delivery of a Termination Notice as of the last day of the aforesaid twenty
(20) day period. If Seller delivers or is deemed to deliver the Termination Notice, then Purchaser shall have the right to negate the Termination Notice (in which case the Termination Notice shall be null and void and this Agreement shall remain in full force and effect), by delivering to Seller, on or before five (5) days after receipt of the Termination Notice or deemed receipt of the Termination Notice, a statement agreeing to purchase the Property with a $500,000.00 deposit into the Environmental Escrow for all the Environmental Material Defects and Purchaser shall purchase the Property subject to all Environmental Material Defects. For example, assuming for illustrative purposes only, the Aggregate Cost of the Environmental Material Defects is $800,000.00, and Seller elects not to terminate this Agreement, Seller shall deposit into the Environmental Escrow at the Closing an amount equal to $800,000.00. If in the example contained in the preceding sentence, Seller delivered a Termination Notice and Purchaser elected to negate it, Seller would deposit into the Environmental Escrow at Closing an amount equal to $500,000.00.

     Notwithstanding the foregoing paragraph, if the Aggregate Cost of the Environmental Material Defects exceeds $2,500,000.00 and Seller has elected to deposit such amount in the Environmental Escrow, Purchaser may terminate this Agreement within twenty (20) days after Purchaser's delivery of the Notice establishing the Aggregate Cost to Seller. If Purchaser delivers such termination notice then the Earnest Money deposited by Purchaser shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and as otherwise specifically set forth in this Agreement.

     7.5. In order to establish an Environmental Material Defect, Purchaser shall be required to deliver to Seller on or before October 15, 1997: as to each Real Property a written proposal from a responsible licensed contractor selected by Purchaser setting forth the cost of remedying the Environmental Material Defect disclosed in the respective Environmental Reports (the "Real Property Cost") reflected in the Environmental Report (the "Purchaser Estimate"). If the Purchaser Estimate or "Seller Estimate" (hereinafter defined) includes a cost range for remedying the particular Environmental Material Defect, the Real Property Cost shall be the lowest cost set forth in the estimate for the particular Environmental Material Defect. "Aggregate Cost" shall mean the aggregate of all Real Property Costs. The Environmental Report and the Purchaser Estimate shall be referred to collectively hereinafter as the "Notice". If Seller agrees with the Purchaser Estimate then the Real Property Cost shall equal the amount of the Purchaser Estimate. If Seller does not agree with the Purchaser Estimate, then Seller shall deliver to Purchaser, within fifteen (15) days after receipt of the Notice, a written proposal from a responsible licensed contractor selected by Seller setting forth the costs such contractor will charge for remedying the applicable defect (the "Seller Estimate"), and the Real Property Cost shall equal the average of the Purchaser Estimate and the Seller Estimate.

     7.6. The term "Environmental Material Defect" shall mean "Hazardous Materials" (hereinafter defined) located in, on or under the Real Property in violation of any Environmental Laws (hereinafter defined).

     7.7. If this Agreement is terminated in accordance with Paragraph 7.4, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and except as otherwise specifically set forth in this Agreement. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Properties, as more fully set forth in Paragraphs 7.1, shall survive the termination of this Agreement and the Closing and the delivery of the Deeds.

     7.8. To the extent there exists an Environmental Material Defect for which a third party (other than Purchaser or Seller) is liable, Purchaser and Seller shall jointly pursue a claim against such liable third party to receive compensation for any damages suffered by each party hereto as a result thereof.

In the event either party hereto declines by notice to the other to participate in the joint claim, then the non-declining party shall have the right to pursue a separate claim against the liable third party to receive compensation suffered by the non-declining party. Notwithstanding anything contained in this Paragraph 7 to the contrary, in the event that the Environmental Report, with respect to any Property, reveals a potential Environmental Material Defect for which additional testing is required to determine whether an actual Environmental Material Defect exists and such additional testing cannot be completed on or before October 15, 1997 or the Environmental Report reveals an Environmental Material Defect but Purchaser is unable to determine the magnitude of the Real Property Cost associated with such Environmental Material Defect and such information is not available and additional testing cannot be accomplished on or before October 15, 1997, then Seller shall deposit into an escrow established at Title Insurer to be held pursuant to an escrow agreement in form mutually acceptable to Seller and Purchaser, an amount equal to $500,000.00 less that portion of the Aggregate Costs for which Seller has deposited into the Environmental Escrow at Closing pursuant to Paragraph 7.3. In no event shall Seller be required to deposit into said escrow an amount in excess of $500,000 in the aggregate. Purchaser shall determine the Real Property Cost with respect to the proposed or actual Environmental Material Defect which is the subject of the escrow as soon as commercially reasonable, but in no event later than ninety (90) days after the Closing. In the event that Purchaser does not determine such Real Property Cost on or before the end of such ninety (90) day period, then all amounts held in such escrow shall be returned to Seller including all interest earned thereon and Seller shall have no further liability for such potential or actual Environmental Material Defect. Upon delivery of the Purchaser Estimate, Seller shall have the right to submit a Seller Estimate and the last two (2) sentences of Paragraph 7.5 shall apply. Purchaser grants Seller a license to enter the applicable Property to determine Seller's Estimate. At such time as the Real Property Cost with respect to the proposed or actual Environmental Material Defect which is the subject of the escrow is determined, Title Issuer shall deposit into the Environmental Escrow to Purchaser an amount equal to the additional deposit Purchaser would have been entitled to had such Real Property Costs been included in the Aggregate Costs prior to Closing (not to exceed the amount of the escrowed funds) and any remaining balance shall be disbursed to Seller. In no event shall Seller be liable for any costs related to such potential or actual Environmental Material Defects which are the subject of the escrow in excess of the amounts deposited in such escrow. In all events, Seller shall receive any interest earned on the escrowed funds and such interest shall be disbursed upon the closing of such escrow.

     7.9. Seller makes no representations or warranties relating to the condition of the Properties other than expressly set forth herein. Purchaser acknowledges and agrees that it will be purchasing the Properties based solely upon its inspections and investigations of the Properties, and that Purchaser will be purchasing the Properties "AS IS" and "WITH ALL FAULTS", based upon the condition of the Properties as of the date of this Agreement, subject to the disclosures contained in Exhibit F attached hereto ("Liabilities"), wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Properties, including, but not limited to, the condition of the land or any improvements comprising the Properties, the existence or non-existence of Hazardous Materials, economic projections or market studies concerning the Properties, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Properties, water or water rights, topography, drainage, soil, subsoil of the Properties, the utilities serving the Properties or any zoning or building laws, rules or regulations or Environmental Laws affecting the Properties. Seller makes no representation or warranty that the Properties comply with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser agrees to indemnify and hold Seller and the Affiliates of Seller harmless from any and all loss, cost and expense arising out of or in any way related to the Liabilities. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, including in connection with the Liabilities, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Properties, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. e 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. e 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C.
e 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. e 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. e 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. e 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. e 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. e 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. e 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. e 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.9 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.10. Seller has provided to Purchaser certain unaudited historical financial information regarding the Properties relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Properties, it being acknowledged by Purchaser that Seller's operation of the Properties and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and mini-warehouse facilities and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Properties and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.10 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8.  CONDITIONS PRECEDENT; ACQUISITION PROPOSALS.

     8.1. Conditions Precedent. Seller's obligation to consummate the transaction set forth herein shall be conditioned upon the satisfaction of the following (the "Condition Precedent"):

          (i) on or before one hundred twenty (120) days immediately following the Title Waiver Date, obtaining the consent to the transaction set forth in this Agreement from the limited partners of Seller in accordance with the terms of the Amended and Restated Agreement and Certificate of Limited Partnership of Balcor/Colonial Storage Income Fund-85 ("Partnership Agreement").

Notwithstanding anything contained herein to the contrary, Seller shall have the right to extend the date for satisfaction of the Condition Precedent set forth in Paragraph 8.1(i) for sixty (60) days following the last date for satisfaction of such Condition Precedent, by giving prior written notice to Purchaser on or before the date two (2) days prior to the last date for satisfaction of such Condition Precedent. Seller agrees to use reasonably diligent efforts to file its proxy solicitation for review by the Securities and Exchange Commission on a timely basis. In the event that the Condition Precedent is not satisfied on or before 5:00 p.m. of the last date for satisfaction (including any extensions of such date in accordance with the preceding sentence) (the "Condition Satisfaction Date"), this Agreement shall automatically terminate and shall be null and void and the Earnest Money, shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 hereof and as otherwise specifically set forth herein. In addition, if (a) Purchaser has waived all of Purchaser's rights to terminate this Agreement pursuant to Article 5 of this Agreement, (b) this Agreement has not been terminated for any other cause or reason set forth in this Agreement, and (c) this Agreement is terminated because the Condition Precedent set forth in Paragraph 8.1(i) is not satisfied on or before the Condition Satisfaction Date, then Purchaser shall receive from Seller an amount equal to $300,000.00 to reimburse Purchaser for its costs and expenses incurred in connection with the negotiation, execution and performance of its due diligence hereunder.

     8.2. Acquisition Proposals.

          8.2.1. Notwithstanding anything contained herein to the contrary, if Seller receives an "Acquisition Proposal" (hereinafter defined) prior to the satisfaction of the Conditions Precedent and Seller, after consultation with and based upon the advice of Katten Muchin & Zavis or another nationally recognized law firm selected by Seller, have determined in good faith that the recommendation of the Acquisition Proposal to the limited partners of Seller is necessary by Seller to comply with the fiduciary duties of the general partners of Seller to their limited partners under applicable law, then Seller shall have the right to terminate this Agreement upon written notice to Purchaser, and Seller shall deliver such written notice to Purchaser within seven (7) days after such determination. An "Acquisition Proposal" shall mean any offer with respect to a merger, acquisition, tender offer (provided such tender offer is offered to seventy-five (75%) or more of the outstanding limited partnership interests), exchange offer, consolidation or similar transaction involving, or any purchase of the Properties or any equity securities or partnership interests of, Seller, other than the transaction contemplated by this Agreement. Seller agrees not to solicit an Acquisition Proposal; provided, however, nothing contained herein shall prohibit Seller from furnishing information to or entering into discussions or negotiations with, any person or entity that makes a bona fide Acquisition Proposal unsolicited by Seller, if Seller, after consultation with and based upon the advice of Katten Muchin & Zavis, or another nationally recognized law firm selected by Seller, determines in good faith that such action is required for Seller to comply with the fiduciary duties of the general partners of Seller to their limited partners under applicable law. In the event this Agreement is terminated by Seller pursuant to this Paragraph 8.2 herein, this Agreement shall be null and void and the Earnest Money, shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or have any further liability to the other, except as specifically set forth herein.

          8.2.2. (a) If Seller terminates this Agreement pursuant to Paragraph 8.2.1 above, and within 270 days of such termination Seller consummates a transaction which was the subject of an Acquisition Proposal or enters into a definitive agreement with respect to a transaction which was the subject of an Acquisition Proposal, upon consummation of such transaction, and provided the purchase price for such transaction is greater than the Purchase Price set forth herein, Seller shall pay Purchaser an amount (the "Termination Amount") in cash equal to the remainder of (a) three percent (3%) of the Purchase Price less (b) $300,000.00.

     (b) In addition, if Seller terminates this Agreement pursuant to Paragraph 8.2.1 above, Seller shall pay Purchaser $300,000.00 upon such termination to reimburse Purchaser for its costs and expenses incurred in connection with the negotiation, execution and performance of its due diligence hereunder.

     (c) For purposes of this Section 8.2.2, an Acquisition Proposal that is in the form of a tender offer shall be deemed to be consummated only if such tender offer is accepted by fifty-one percent (51%) or more of the outstanding limited partnership interests.

     (d) If this Agreement terminates as a result of Section 8.2.1, at any time prior to or within 270 days after termination of this Agreement, Seller shall not enter into any agreement relating to an Acquisition Proposal which provides for a purchase price greater than the Purchase Price set forth herein with a person other than Purchaser unless such agreement provides such person shall be obligated to pay any Termination Amount due Purchaser under this
Section 8.2.2.

     (e) The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to induce Purchaser to enter into this Agreement and to reimburse Purchaser for incurring costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

          8.2.3. Subject to the provisions of Paragraph 5.6 and Paragraph 8.2.1, Balcor shall recommend that the limited partners of Seller approve this Agreement and the transactions contemplated hereby and Colonial shall either maintain a neutral position or recommend that the limited partners of Seller approve this Agreement and the transactions contemplated hereby.

9. CLOSING. The closing of this transaction (the "Closing") shall occur on the date which is seven (7) business days after the satisfaction of the Conditions Precedent (the "Closing Date"), at the office of Purchaser's counsel, Dallas, Texas, at which time Seller shall deliver possession of the Properties to Purchaser. This transaction shall be closed in accordance with the escrow instructions attached hereto as Exhibit G (the "Closing Escrow Instructions"). The Purchase Price shall be paid and all documents necessary for the consummation of this transaction shall be delivered through escrow on or prior to the Closing Date. The Closing Escrow Instructions shall provide that the parties shall close on the Closing Date and Seller shall receive the sale proceeds and Purchaser shall receive marked-up Title Commitments, and Seller agrees to execute a gap undertaking as required by the Title Insurer. The escrow costs and fees, including the fees for the New York style closing, shall be equally shared by Seller and Purchaser.

10.  CLOSING DOCUMENTS.
     10.1. On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement for each Property. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 10.2.3 and 10.2.4, an opinion of Purchaser's counsel in form satisfactory to Seller stating that the transaction contemplated by this Agreement is not subject to filing or notification requirements of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended ("HSR Act"), and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10.2. On the Closing Date, Seller shall deliver to Purchaser the following:

     10.2.1. the Deeds, subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          10.2.2. a special warranty bill of sale for each Property conveying the Personal Property (in the form of Exhibit H attached hereto);

          10.2.3. assignment and assumption of intangible property for each Property (in the form attached hereto as Exhibit I), including, without limitation, the Service Contracts, licenses, permits and business licenses;

          10.2.4. an assignment and assumption of leases and security deposits for each Property (in the form attached hereto as Exhibit J);

          10.2.5. non-foreign affidavit (in the form of Exhibit K attached hereto);

          10.2.6. original, and/or copies of, the Leases in Seller's possession (which deliveries may be made at the respective Properties);

          10.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policies, including owner's affidavits to remove the standard printed exceptions;

          10.2.8. possession of the Properties to Purchaser subject to the terms of the Leases;

          10.2.9. evidence of the termination of the management agreement for each Property;

          10.2.10. notice to the tenants of each Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Leases and the obligation to refund the security deposits (in the form of Exhibit L); and

          10.2.11.  an updated rent roll for each Property.

11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED OR REQUIRED TO BE DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND HAVE THE RIGHT TO RECEIVE ALL EARNEST MONEY REQUIRED TO BE DEPOSITED (IF NOT SO DEPOSITED) AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY, IF ANY, HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, (A) IF SELLER'S DEFAULT IS ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION OR WILLFUL OMISSION WHICH OCCURS AFTER THE DATE HEREOF WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE OR LIEN AGAINST THE PROPERTY WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF, THEN PURCHASER WILL BE ENTITLED TO SUE FOR ITS ACTUAL DAMAGES SUFFERED AS A RESULT OF SUCH A DEFAULT BY SELLER IN AN AGGREGATE AMOUNT NOT TO EXCEED $750,000.00, AND (B) IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEEDS, THEN PURCHASER WILL BE ENTITLED TO EITHER (1) SUE FOR SPECIFIC PERFORMANCE OR (2) SUE FOR ITS ACTUAL DAMAGES SUFFERED AS A RESULT OF SUCH A DEFAULT BY SELLER IN AN AGGREGATE AMOUNT NOT TO EXCEED $750,000.00.

13.  PRORATIONS.

     13.1. Rents (exclusive of delinquent rents, but including prepaid rents); prepaid associations dues, refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); fuels; prepaid operating expenses; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items);
 operating expenses which are reimbursable by the tenants for the period prior to the Closing Date less any amount previously paid by the tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited to the balance of the cash due at Closing. Utilities, including water, sewer, electric, and gas shall be prorated at Closing based on the most recent ascertainable data. Seller shall pay at Closing the bills therefor for the period to and including the Closing, and the Purchaser shall pay the utility bills therefor for all periods subsequent thereto. If the utility company will not issue separate bills, the Purchaser shall receive a credit against the Purchase Price for Seller's portion and shall pay the entire utility bill after Closing. If Seller has pre-paid any such utilities (so long as no more than thirty (30) days in advance in the ordinary course of business), then Purchaser shall be charged its portion of such payment at Closing. No proration shall be made for utility expenses that are separately metered to and paid directly by tenants and for which Seller has no obligation to pay. Furthermore, the Purchaser and the Seller may accomplish the transfer of utility accounts by arranging for a change of address on utility billing accounts to the Purchaser's address, if such a procedure is possible and convenient and mutually acceptable to Purchaser and Seller. Seller shall be reimbursed at Closing for any utility deposits which the Seller has deposited with any utility company and which will be assigned to the Purchaser at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. The Purchaser shall assume Seller's obligations under the Seller's existing real estate tax consulting agreements with respect to the Properties, i.e., those agreements which Seller has entered into with firms who are entitled to a commission based on services rendered and the extent to which they are able to achieve a reduction in the real estate taxes otherwise payable with respect to the Properties. Seller shall deliver to Purchaser all such real estate tax consulting contracts within fifteen (15) days of the date hereof. The fees or commissions payable to said consultants (if any) shall be treated as a portion of the real estate tax liability to be pro-rated as of the Closing Date. All costs associated with telephone directory listings and any other prepaid advertisements shall be prorated as of the Closing Date so that Seller shall be responsible for any costs associated therewith prior to the Closing Date and Purchaser shall be responsible for any costs associated therewith arising from and after the Closing Date. All prorations described in this Agreement shall be deemed final as prorated on the Closing Date, except as to delinquent rent referred to in Paragraph 13.2 below.

     13.2. For a period of ninety (90) days following the Closing Date, all basic rent paid following the Closing Date by any tenant of the Properties who is indebted under a Lease for basic rent for any period prior to and including the Closing Date after the payment to Purchaser of all current basic rent shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. On the last business day of each month following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and, if the amount owing Seller is greater than $5,000.00 for any one Real Property, the cost of performing Seller's audit. After the Closing, in no event shall Seller attempt to evict a tenant through any manner. Paragraph 13.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

     13.3. To the extent it is reasonably possible for the Seller to do so, the Seller shall grant (or shall arrange for the owner thereof to grant) to Purchaser at Closing a temporary license and right to use the logos currently used by the Property which are the property of an Affiliate of Seller, in place advertising, telephone directory listings and advertisements, and telephone numbers, at each of the Properties pursuant to the following terms and conditions:

     (a) The temporary license granted by this paragraph shall commence on the Closing Date and shall expire on the day which is one hundred eighty (180) days subsequent to the date when the public telephone directory pertaining to each Property is published subsequent to the Closing Date. During such period,

Purchaser shall have the right to use the existing logos, in place advertising, telephone directory listings and advertisements, and telephone numbers, with respect to each Property without additional compensation to the Seller except as set forth in Paragraph 13.1 herein. Purchaser shall not use the existing logos or trade name on stationery, business cards, contracts or other documents, and shall not use the existing trade name in responding to oral inquiries regarding the Properties except to identify a Property as formerly owned by the Seller.

     (b) The Seller stipulates that there is full and adequate consideration for the license herein granted.

     (c) Purchaser shall make arrangements with the pertinent telephone companies so that all existing telephone directory listings and advertisements and signs can be replaced in due course and within the license period specified above. In the event that the publication close date for any publication in which Seller currently has a telephone directory listing and/or advertisement occurs after the date hereof but before the Closing Date, Purchaser shall have the right to place a listing and/or advertisement in such publication at Purchaser's sole cost and expense. Such listing and/or advertisement may list the Purchaser's name and telephone number. Seller may also place a listing and/or advertisement in such publication, and in the event that Seller decides to place such a listing and/or advertisement, Seller shall be entitled to a pro-rata credit for such portion of the cost of such listing and/or advertisement attributable to the period after Closing.

     (d) In the event any third party (such as telephone company or billboard company) makes a separate charge for the use of such listings or advertising subsequent to the Closing Date, then Purchaser shall be responsible to pay same subsequent to the Closing Date (but no such payment shall accrue to the benefit of the Seller or constitute a credit against a debt otherwise owed by the Seller to said third party).

     (e) Purchaser's temporary license set forth in this paragraph shall expire on the date(s) set forth above. If Purchaser continues to use the name currently being used by the Property subsequent to the expiration date of this temporary license set forth above, then Purchaser shall be liable for and shall pay to the owner of said rights a license fee equal to One Hundred Dollars ($100.00) for each day after the permitted date set forth above for each Property for which Purchaser continues to use the existing trade name. In no event, however, shall such extended license period exceed ninety (90) additional days.

     (f) If Purchaser continues to use said logos or trade names beyond the period allowed above for which a temporary license has been granted, then Seller (or the owner of said rights) shall have all legal and equitable remedies authorized by federal law or the laws of the state where such Property is located to prevent such unauthorized use or to recover any damages authorized by such laws.

14. SERVICE CONTRACTS. Within thirty (30) days after the date hereof, Seller shall deliver to Purchaser a copy of all service contracts and advertising agreements affecting the Properties (the "Delivered Contracts"). Any and all Delivered Contracts terminable upon thirty (30) days notice without a termination fee, all advertisement agreements and all other Delivered Contracts which have not been objected to by Purchaser within twenty (20) days after Purchaser's receipt thereof shall be deemed "Service Contracts." Seller shall assign the Service Contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under the Service Contracts. Seller agrees to terminate any and all management agreements affecting the Properties as of the Closing Date. Notwithstanding anything contained herein to the contrary, (a) to the extent any of the Service Contracts are not assignable and with respect to Delivered Contracts which are not Service Contracts, Seller shall terminate said agreements as of the Closing Date and Seller shall pay any and all termination fees required as a result thereof (except to the extent such termination fee is payable to an Affiliate of Seller) and (b) to the extent any of the Service Contract requires the consent of the service supplier or product supplier and, if Seller is unable to obtain such consent, Seller shall terminate such agreement as of the Closing Date and Seller shall pay any termination fee required as a result thereof. Seller shall not be required to pay any fees in connection with obtaining consents for the assignment of a Service Contract.

15. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof.

16. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Jim Sowell owns a controlling interest, and Purchaser shall be released (except as set forth below in this Paragraph 16) provided that the assignee assumes the obligations of Purchaser hereunder and that Purchaser's assignee delivers to Seller the certificate of insurance required pursuant to Paragraph 7.1 hereof. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorneys' fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

17. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage & Investment Company (to be paid by Balcor) and to Steven A. Smathers in the amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (to be paid by Seller). Balcor's commission to Insignia Mortgage & Investment Company and Seller's commission to Steven A. Smathers shall only be payable in the event the transaction set forth herein closes. Purchaser and Seller shall each indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia Mortgage & Investment Company and Steven A. Smathers. The indemnifying party shall undertake its obligations set forth in this Paragraph 17 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 17 will survive the Closing and delivery of the Deed.

18.  REPRESENTATIONS AND WARRANTIES.

     18.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Marty Dempski (referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     18.2. Subject to the limitations set forth in Paragraph 18.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall be remade at Closing and shall not survive the Closing: (i) except as described on Exhibit F attached hereto, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property, including any action for eminent domain or condemnation; (ii) the rent rolls which Seller has submitted to the Purchaser as described in Exhibit M attached hereto and updated as of the Closing Date are accurate as of the date set forth thereon; (iii) Seller has not received any notice from any governmental authority having jurisdiction over the Properties of any uncured violation of any Environmental Law with respect to the Properties; (iv) subject to the satisfaction of the conditions set forth in
Section 8 of this Agreement, Seller is duly organized, validly existing, qualified and empowered to conduct its business and has full power and authority to perform and comply with the terms of this Agreement; (v) subject to the satisfaction of the conditions set forth in Section 8 of this Agreement and the terms of Paragraph 5.6 of this Agreement, neither the execution and delivery of this Agreement nor its performance will conflict with or result in a breach of any contract or agreement to which Seller is a party or by which

Seller is bound; (vi) subject to the satisfaction of the conditions set forth in Section 8 of this Agreement, this Agreement is valid and enforceable against Seller in accordance with its terms; (vii) Seller has not received any written notice from any applicable governmental authority having jurisdiction over the Properties regarding the violation of or failure to comply with any term or requirement of any law, regulation, order, decree, injunction, judgment, ruling, assessment, determination, decision, opinion or award affecting the Properties; (viii) Seller has received no notice from any applicable governmental authority of any condemnation proceeding affecting any Property; and (ix) attached hereto as Exhibit N is a list of all insurance claims affecting the Properties.

     18.3.     Purchaser hereby represents and warrants to Seller that
(i) Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein, (ii) neither Purchaser nor any of Purchaser's affiliates is a "party in interest" (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended and supplemented) to Seller or any general partner or limited partner of Seller, and (iii) the transaction contemplated in this Agreement is not subject to any filing notification requirements of the HSR Act.

     18.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information (a "Change") which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect and did not make a material false representation or warranty, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement, in which case Purchaser will receive a refund of the Earnest Money with any accrued interest thereon and neither party will have any further liability under this Agreement except to the extent it specifically survives the termination hereof. Purchaser, provided that it notifies Seller within ten
(10) days after receiving notice from Seller of a Change, may elect to close subject to such Change and then both parties hereto will be deemed to have waived their right to terminate this Agreement with respect to such Change. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, then Purchaser shall not have the right to terminate this Agreement as a result thereof or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

19. LIMITATION OF LIABILITY. Neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

20. TIME OF ESSENCE. Time is of the essence of this Agreement. If the final day of any period which is set forth in this Agreement falls on a Saturday, Sunday, or legal holiday under the laws of the United States or the State of Illinois, then in such event, the duration of such period shall be extended to the next day which is not a Saturday, Sunday, or other legal holiday. Any reference to a time of day (e.g., 12:00 noon) shall refer to Chicago, Illinois time.

21. RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES, (1988).

22. CONSIDERATION. On or before the execution of this Agreement, Purchaser shall deliver to Seller One Hundred And No/100 Dollars ($100.00) cash (the "Independent Contract Consideration"), which amount has been bargained for and agreed to as consideration for Purchaser's right to purchase the Properties pursuant to this Agreement and for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

23. WAIVER OF DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. Purchaser waives its rights under the Texas Deceptive Trade Practices-Consumer Protection Act ("TDTPA"), Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney/legal counsel of Purchaser's own selection, Purchaser voluntarily consents to this waiver. Purchaser covenants, represents and warrants that such attorney/legal counsel was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

24. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams
                              (847) 317-4462 (FAX)

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Jerry Ogle
                              (847) 317-4380
                              (847) 317-4462 (FAX)

             and to:          Colonial Storage 85, Inc.
                              4381 Green Oaks Boulevard West
                              Suite 100
                              Arlington, Texas  76016-4468
                              Attention:  James R. Pruett
                              (817) 561-1000
                              (817) 561-3036 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

             and to:          Novakov, Davidson & Flynn
                              750 North St. Paul
                              Suite 2000
                              Dallas, Texas  75201
                              Attention:  Steven D. Davidson, Esq.
                              (214) 922-9221
                              (214) 969-7557 (FAX)

       TO PURCHASER:          VALSTOR, INC.
                              3131 McKinney Avenue
                              Ste. 200
                              Dallas, TX  75204
                              Attention:  James Sowell
                              (214) 871-3320
                              (   )    -
     and one copy to:         Steven E. Smathers
                              Attorney at Law
                              3131 McKinney Avenue
                              Dallas, TX  75204
                              (214) 871-7227
                              (214) 871-1620  (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

25.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Earnest Money Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money, if any, payable to the Escrow Agent set forth in the Earnest Money Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money, if any;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Earnest Money Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

26. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, AND THE RIGHTS AND OBLIGATIONS OF SELLER AND PURCHASER HEREUNDER DETERMINED, IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. To facilitate the execution of this Agreement, Seller and Purchaser may execute and exchange by telephone facsimile counterparts the signature pages, with each facsimile being deemed an "original" for all purposes.

29. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

30. WRITTEN AMENDMENTS ONLY. All amendments to this Agreement must be in writing and executed by Purchaser and Seller to be enforceable.

                      [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                         PURCHASER:

                         VALUE STORAGE, LTD., a Texas limited partnership

                         By:  VALSTOR, INC., a Texas corporation,
                              its general partner

                              By:   /s/ Keith Martin
                                   ----------------------------------
                              Name:
                                   ----------------------------------
                              Its:
                                   ----------------------------------


                         SELLER:

                         BALCOR/COLONIAL STORAGE INCOME FUND - 85, an Illinois limited partnership

                         By: Balcor Storage Partners - 85, an Illinois general partnership, a general partner

                              By:  The Balcor Company, a Delaware
                                   corporation, its general partner

                                   By:   /s/ Jerry M. Ogle
                                        --------------------------------------
                                   Name:     Jerry M. Ogle
                                        --------------------------------------
                                   Its:      Managing Director and Secretary
                                        --------------------------------------

                         By: COLONIAL STORAGE 85, INC., a Texas corporation, a general partner

                              By:   /s/ James Pruett
                                   ---------------------------------
                              Name:     James Pruett
                                   ---------------------------------
                              Its:      President
                                   ---------------------------------


DATE OF SELLER'S ACCEPTANCE:
SEPTEMBER 4, 1997

                    ACKNOWLEDGMENT OF COUNSEL FOR PURCHASER

     The undersigned has represented Purchaser in connection with the transaction contemplated by this Agreement and executes this Agreement for the sole purpose of complying with Section 17.42(a)(3) of the TDTPA, as same applies to the waiver and release contained in this Agreement.


                                    /s/ Steven E. Smathers
                                   -----------------------------------

                                                                  [Colonial 85]

               of Insignia Mortgage & Investment Company ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Balcor as a result of the transaction described in this Agreement is as set forth in that certain Listing
Agreement, dated     , 199  between Seller and Seller's Broker (the "Listing
Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   Insignia Mortgage & Investment Company

                                   By:
                                        ------------------------------------


Steven A. Smathers ("Purchaser's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that a fee or commission is due it from Seller as a result of the transaction described in this Agreement in the amount of our Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00). Purchaser's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Purchaser's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Purchaser's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.



                                   By:   /s/ Steven E. Smathers
                                        -------------------------------------

                                   Exhibits

A    -    Common Description of Real Property

B    -    Legal Description of Real Property

C    -    Earnest Money Escrow Agreement

D    -    Intentionally Omitted

E    -    Deed

F    -    Pending or Threatened Claims

G    -    Closing Escrow Instructions

H    -    Bill of Sale

I    -    Assignment and Assumption of Intangible Property

J    -    Assignment and Assumption of Leases and Security Deposits

K    -    Non-Foreign Affidavit

L    -    Notice to Tenants

M    -    Master Rent Roll

N    -    Insurance Claims

O    -    Environmental Escrow Agreement